Exhibit 99.1

Celularity Announces Expansion of Human Placental Hematopoietic Stem Cell Derived Natural Killer Cells (CYNK-001) Phase 1 Trial in Patients with Acute Myeloid Leukemia

●	No dose limiting toxicity to date with outpatient administration of three doses (Days 0, 7 and 14) at total dose levels of 1.8, 3.6, and 5.4 Billion CYNK-001 cells, respectively

●	Achievement of minimal residual disease (MRD) Negative status at highest CYNK-001 cell dose level with documented persistence of CYNK-001 cells in bone marrow and peripheral blood at 28 days post Day 0 Infusion

●	Will Expand Phase 1 Trial to begin in Relapsed Refractory AML and to continue CYNK-001 dose escalation in both patient cohorts of MRD Positive and Relapsed Refractory AML

Florham Park NJ, June 29, 2021 — Celularity Inc. (“Celularity”), a clinical-stage biotechnology company leading the next evolution in cellular medicine with the development of off-the-shelf allogeneic therapies derived from the postpartum human placenta, today announced expansion of its ongoing Phase 1 clinical trial of CYNK-001 in AML (NCT04310592) to include patients with relapsed/refractory AML (r/r AML) in addition to its ongoing trial in patients with MRD.

“The absence of dose limiting toxicity to date in the Phase 1 trial enables us to continue with our scheduled dose escalation and to expand the trial to include patients with r/r AML,” said Robert J. Hariri, M.D., Ph.D., Founder, Chairman and CEO at Celularity. “In addition, the demonstrated ability to deliver a total NK cell dose of 5.4 billion cells in the outpatient setting without dose limiting toxicity and the observation of achieving a conversion from a MRD positive to MRD negative state on bone marrow examination with CYNK-001 cells persisting in bone marrow and blood at 28 days after Day 0 infusion, is compelling and supports our trial dose escalation and indication expansion.”

●     The patient that received a total of 5.4 billion CYNK-001 cells in the outpatient setting without a dose limiting toxicity and experienced conversion from MRD positive to MRD negative on bone marrow exam had good risk cytogenetics, NPM-1 positive FLT-3 negative AML. After failing primary induction with 7 + 3 chemotherapy, second induction followed by high dose ARA-C consolidation resulted in a complete clinical response, but persistent MRD that did not clear despite over 4 months of azacytidine therapy. After a washout period from azacytidine, MRD persistence was confirmed on a marrow biopsy and the patient entered trial and received lymphodepletion followed by outpatient administration of 1.8 billion CYNK-001 cells on Days 0, 7 and 14 (a total of 5.4 billion CYNK-001 cells). A bone marrow assessment performed on day 28 confirmed conversion from a MRD positive to a MRD negative state, and CYNK-001 cells on Day 28 were present in both bone marrow and peripheral blood.

●     In six total patients enrolled, there have been no dose limiting toxicities observed at any dose level to date including total dose levels of 1.8, 3.6 and 5.4 billion CYNK-001 cells.

●     Upon completion of the 5.4 billion total dose level cohort, Celularity intends to continue dose escalation in the MRD indication to 9.0 billion total CYNK-001 cells and to expand to include patients with r/r AML.

●     To further enhance CYNK-001 persistence, the expansion arms in MRD and r/r AML will include an augmented lymphodepletion protocol of Cytoxan 3600 mg divided over 4 days (versus current 900 mg divided over 3 days) and fludarabine 120 mg divided over 4 days (versus current 75 mg divided over 3 days) to increase post lymphodepletion IL-15 levels and to add subcutaneous IL-2 (6 million international units administered sub-cutaneous for 7 doses every other day starting with Day 0 infusion of CYNK-001).

About CYNK-001

Celularity’s lead therapeutic program based on its placental-derived unmodified NK cell type is CYNK-001, an allogeneic unmodified NK cell being developed as a treatment for hematologic malignancies, solid tumors, and infectious diseases. CYNK-001 is a cryopreserved allogeneic off the shelf cell therapy enriched for CD56+/CD3- NK cells expanded from human placental CD34+ cells.

About Celularity

Celularity, headquartered in Florham Park, N.J., is a clinical-stage biotechnology company leading the next evolution in cellular medicine by developing off-the-shelf placental-derived allogeneic cell therapies, including unmodified NK cells, genetically modified NK cells, T cells engineered with a CAR (CAR T-cells), and mesenchymal-like adherent stromal cells (ASCs) targeting indications across cancer, infectious and degenerative diseases. In addition, Celularity develops and manufactures biomaterials derived from the postpartum placenta. Celularity believes that by harnessing the placenta’s unique biology and ready availability, it will be able to develop therapeutic solutions that address significant unmet global needs for effective, accessible, and affordable therapies.

In January 2021, Celularity entered into a definitive merger agreement with GX Acquisition Corp. to create a publicly listed leader in allogeneic cellular therapy. GX Acquisition Corp. is listed on Nasdaq under the ticker symbol “GXGX.” Upon closing of the business combination, expected to be completed in the third quarter of 2021, shares of the combined company will be listed on Nasdaq under the ticker symbol “CELU.”

About GX

GX is a blank check company incorporated in Delaware for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. GX is led by Jay R. Bloom and Dean C. Kehler, who serve as Managing Partners of Trimaran Capital Partners.

To learn more, visit celularity.com.

Celularity Investor Contacts:
Carlos Ramirez
Celularity
carlos.ramirez@celularity.com

Alexandra Roy
Solebury Trout
aroy@soleburytrout.com

Celularity Media Contact
Jason Braco, Ph.D.
LifeSci Communications
jbraco@lifescicomms.com

Additional Information and Where to Find It

GX has filed a registration statement on Form S-4, as amended on March 29, 2021, April 23, 2021, and June 22, 2021 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (“SEC”), which includes a proxy statement/prospectus to be distributed to holders of GX’s common stock in connection with GX’s solicitation of proxies for the vote by GX’s stockholders with respect to the Business Combination and other matters as described in the Registration Statement, and a prospectus relating to the offer of the securities to be issued to Celularity’s stockholders in connection with the Business Combination. The Registration Statement was declared effective by the SEC on June 25, 2021, and the definitive proxy statement/prospectus and other relevant documents have been mailed to GX’s stockholders as of the record date established for voting on the Business Combination and the other proposals regarding the Business Combination set forth in the definitive proxy statement/prospectus. GX’s stockholders and other interested persons are advised to read the definitive proxy statement / prospectus in connection with GX’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the Business Combination, because these documents will contain important information about GX, Celularity and the Business Combination. Stockholders may also obtain a copy of the definitive proxy statement/prospectus, as well as other documents filed with the SEC regarding the Business Combination and other documents filed with the SEC by GX, without charge, at the SEC website located at www.sec.gov or by directing a request to GX, 1325 Avenue of the Americas, 25th Floor, New York, NY 10019.

Participants in the Solicitation

GX and its directors and officers may be deemed participants in the solicitation of proxies of GX’s stockholders in connection with the Business Combination. GX’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of GX in GX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 4, 2021, GX’s Definitive Proxy Statement on Schedule 14A, which was filed with the SEC on December 4, 2020, the Registration Statement and the definitive proxy statement/prospectus, which was filed with the SEC on June 25, 2021.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of GX’s stockholders in connection with the Business Combination and other matters to be voted upon at the special meeting are be set forth in the definitive proxy statement/prospectus for the Business Combination. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Business Combination is included in the definitive proxy statement/prospectus for the Business Combination.

Non-Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Celularity, the combined company or GX, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Forward Looking Statements

This communication contains, or incorporates by reference, “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995, as well as within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements regarding the parties’ expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intends,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) the ability to consummate the Business Combination; (ii) the expected benefits of the Business Combination; (iii) the financial and business performance of Celularity; (iv) the inability to complete the PIPE Investment; (v) the success and timing of Celularity’s cellular therapeutic development activities and initiating clinical trials; (vi) the success and timing of Celularity’s planned clinical trials; (vii) Celularity’s ability to obtain and maintain regulatory approval of any of Celularity’s therapeutic candidates; (viii) Celularity’s plans to research, discover and develop additional therapeutic candidates, including by leveraging genetic engineering and other technologies and expanding into additional indications; (ix) Celularity’s ability to expand its manufacturing capabilities, and to manufacture Celularity’s therapeutic candidates and scale production; (x) Celularity’s ability to meet certain milestones; (xi) changes in Celularity’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; (xii) the implementation, market acceptance and success of Celularity’s business model; (xiii) developments and projections relating to Celularity’s competitors and industry; (xiv) the impact of health epidemics, including the COVID-19 pandemic, on Celularity’s business and the actions Celularity may take in response thereto; (xv) Celularity’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others; (xvi) expectations regarding the time during which GX will be an emerging growth company under the JOBS Act; (xvii) Celularity’s future capital requirements and sources and uses of cash; (xviii) Celularity’s ability to obtain funding for its operations; (xix) Celularity’s business, expansion plans and opportunities; (xx) the outcome of any known and unknown litigation and regulatory proceedings; and (xxi) changes in applicable laws, ordinances, regulations, codes, executive orders, injunctions, judgments, decrees or other orders or the interpretation thereof. These forward-looking statements are based on information available as of the date of this communication, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. These risks and uncertainties may be amplified by the COVID- 19 pandemic, which has caused significant economic uncertainty. If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the parties do not presently know, or that they currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the parties’ expectations, plans, or forecasts of future events and views as of the date of this communication. The parties anticipate that subsequent events and developments will cause their assessments to change. Accordingly, forward-looking statements should not be relied upon as representing the parties’ views as of any subsequent date, and the parties do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Additional risks and uncertainties are identified and discussed in the parties’ reports filed with the SEC and available at the SEC’s website at http://www.sec.gov.